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                                                                   EXHIBIT 10.11

March 10, 2002

Brett Goodwin

Dear Brett:

     On behalf of Isilon Systems, Inc., (the "Company"). I am pleased to offer you a full time position with the Company. Speaking for myself, as well as the other members of the Company's management team and board of directors, we are all very impressed with your credentials and we look forward to your future success in this position,

     Your opportunity with the Company is described below:

POSITION

     You will become Vice President of Business Development of the Company, working out of the Company's headquarters office in Seattle, Washington. As VP of Business Development, you will report to the Company's Chief Executive Officer.

START DATE

     Subject to fulfillment of any condition imposed by this letter agreement, you will begin this new position with the company no later than March 27, 2002.

PROOF OF RIGHT TO WORK

     This offer of employment is contingent upon you presenting, in accordance with applicable law, verification of your identity and your legal right to work in the United States. In the event that you do not possess, or are unable to obtain authorization to accept employment in the United States, our offer of employment is withdrawn.

COMPENSATION

     - BASE SALARY. You will be paid a monthly salary of $10,000, which is equivalent to $120,000 on an annual basis. Your salary will be payable in twenty-six equal payments, one payment every two weeks, pursuant to the Company's regular payroll policy and will be subject to applicable withholding taxes.

     - BONUS. You may be paid a performance bonus upon the closing of Isilon's Series B financing. If Isilon closes this financing at or below a pre-money valuation of $16M you will earn no bonus. If the financing closes above $16M pre-money, but below $20M pre-money, you will earn $5,000 bonus. If the financing closes above $20M pre-money, you will earn a $10,000 bonus. One exception to the structure laid out above is: if for any

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          reason the Series B financing is not closed by December 31, 2002, you will earn no bonus.

     - ANNUAL REVIEW. Your base salary will be reviewed annually, as part of the Company's normal salary review process.

STOCK OPTIONS

     - INITIAL OPTION GRANT. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 380,000 shares of the Company's Common Stock with an exercise price equal to the fair market value on the date of the grant. These option shares will vest at the rate of 25% of the shares on the twelve (12) month anniversary of your Vesting Commencement Date (which will be the date your full-time employment with the Company commences) and the remaining shares will vest monthly thereafter at the rate of 1/48 of the total number of shares per month. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 2001 Stock Option Plan and the Stock Option Agreement between you and the Company.

     - INITIAL OPTION, EXERCISE PRICE PROTECTIVE PROVISION. In the event that the fair market value (FMW) on the date of the grant is higher than $0.05, the company will grant your "Initial Option Grant" below FMV, at $0.05.

     - EARLY EXERCISE PROVISION. In recognition of risks associated with joining a startup at an early stage, the Company will recommend that the Board of Directors offer you the option of exercising your "Initial Option Grant", as described above, within 15 days of your option grant being approved by the Company's Board of Directors. Should you choose this early exercise elective:

          - You will be required to pay the full cost of exercising your options, to the Company, within 15 days of your option grant being approved by the Company's Board of Directors

          - Initially all of your exercised shares will be subject to being repurchased by the company should your employment with the company be terminated for any reason. On the twelve (12) month anniversary of your Vesting Commencement Date (which will be the date your full-time employment with the company commences), 25% of your shares will be released from this repurchase agreement and the remaining shares will be released from this repurchase agreement at the rate of 1/48 of the total number of shares per month. Release of shares from this repurchase agreement will, of course, depend on your continued employment with the Company. Should the Company exercise its option to repurchase your shares, the Company will repurchase them a price equivalent to your original price per share.


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          -    The early exercise agreement will impose restrictions on unvested shares, including, but not limited to, limitations on transfer, voting privileges, and escrow of unvested shares.

     - OPTION BONUS. You may be paid a performance-based option bonus upon the closing of Isilon's Series B financing. If Isilon closes this financing at or below a pre-money valuation of $16M you will earn no option bonus. If the financing closes above $16M pre-money, but below $20M pre-money, you will earn a 10,000 share option bonus. If the financing closes above $20M pre-money, you will earn a 20,000 share option bonus. One exception to the structure laid out above is: if for any reason the Series B financing is not closed by December 31, 2002, you will earn no bonus. These option bonus shares will be subject to all limitations & provisions described in "Initial Option Grant". These options may have a higher exercise price than the shares granted by the "Initial Option Grant". You may exercise these shares early, as described in the above section, "Early Exercise Provision".

     - SUBSEQUENT OPTION GRANTS. At the discretion of the Company's Board of Directors, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of such grant.

BENEFITS

     - INSURANCE BENEFITS. The Company will provide you with standard medical and dental insurance benefits according to Company policy.

     - VACATION. You will be entitled to vacation according to Company policy.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

     Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Proprietary Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Assignment Agreement"), prior to or on your Start Date.

AT-WILL EMPLOYMENT

     Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

PRESS RELEASE

     Isilon will mention in a press release that you have joined the company. This press release will be at or near the time we announce the CEO, or at an earlier time which the company deems suitable.


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REFERENCE CHECKS

     This offer of employment is contingent upon satisfactory reference checks, to be conducted by Isilon.

ACCEPTANCE

     We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Assignment Agreement, on or before March 12, 2002.

     This letter, together with the Assignment Agreement, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you. This letter supercedes the offer letter dated March 6, 2002.

                            [SIGNATURE PAGE FOLLOWS]


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                                        Very truly yours,

                                        ISILON SYSTEMS, INC.


                                        By: /s/ Sujal Patel
                                            ------------------------------------
                                        Title: Chief Executive Officer


ACCEPTED AND AGREED:

BRETT GOODWIN


/s/ Brett Goodwin
-------------------------------------
Signature

3/11/02
Date

Enclosure A: Proprietary Information and Invention Assignment Agreement


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